News Release

FOR IMMEDIATE RELEASE

For Information Contact:	Lisa Hagen (305) 500-3668 Lisa—Hagen@Ryder.com	David Bruce (305) 500-4999 David—Bruce@Ryder.com

RYDER SYSTEM, INC. ELECTS ROBERT J. ECK
TO ITS BOARD OF DIRECTORS

MIAMI, May 12, 2011 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today announced that Robert J. Eck, President and Chief Executive Officer of Anixter International, Inc. (NYSE: AXE) has been elected to its Board of Directors.

Mr. Eck, 53, has served as President and Chief Executive Officer of Anixter International since 2008. Based in Glenview, Ill., Anixter is a $5.5 billion global distributor of communications and security products, electrical and electronic wire and cable, fasteners and other small components. Before his current position, Mr. Eck served as Anixter’s Executive Vice President and Chief Operating Officer. Prior to that position, he was also Anixter’s Executive Vice President of Enterprise Cabling and Security Systems, where he was responsible for this business segment’s profitability and strategy in North America and emerging markets. Having joined Anixter in 1989, Mr. Eck boasts a successful 22-year career with the company, where he has held roles of increasing responsibility in operations, strategy, sales and marketing, information technology, and human resources.

“Bob is a dynamic leader who has brought success to every area he has led and who is now driving strong profitability and growth for his company,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We are honored that he has agreed to serve on our board as we continue to make strong progress at Ryder. The depth of his knowledge and seasoned leadership will serve our Company well.”

Mr. Eck is a graduate of Marquette University in Milwaukee, Wis., where he received a bachelor’s degree in economics.

About Ryder

Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as the top third party logistics provider and included Ryder in its 2010 “50 Green Partners” listing. Ryder also ranked 114 out of the top 500 U.S. companies and sixth in its industry sector in the 2010 Newsweek Green Rankings. Security Magazine has named Ryder one of the top companies for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.